Exhibit 99.1

Body Central Corp.  Announces Retirement of Martin P. Doolan from Board of Directors

Election of John K. Haley to Chairman of the Board of Directors

Jacksonville, Florida, July 3, 2012 — BODY CENTRAL CORP. (NASDAQ: BODY) today announced that Martin P. Doolan has retired as Chairman of Board of Directors effective today due to health concerns. Mr. Doolan was appointed to the Company’s Board in October, 2006 and became Chairman in October, 2010.

“We appreciate the leadership, insight and experience Martin has brought to the Board of Directors and to his role as Chairman. On behalf of the Board and everyone at Body Central, I want to thank Martin for his service and dedication to Body Central” said Allen Weinstein, the Company’s President and Chief Executive Officer.

The Company elected John K. Haley as Chairman of its Board of Directors effective today.  Mr. Haley joined the Company’s Board in October, 2010 and serves as Chairman of its Audit Committee.  Mr. Haley retired as a partner with Ernst & Young LLP in 2009 after more than 30 years of service.

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices.  As of July 1, 2012 the Company operated 258 specialty apparel stores in 24 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com.  The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit.  Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

CONTACT: Investor Relation Inquiries

Jean Fontana ICR, Inc. Managing Director 203-682-8200 jean.fontana@icrinc.com	Tom Stoltz Body Central Corp. Executive Vice President and Chief Financial Officer 904-207-6720 tstoltz@bodyc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify, these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations; (6) our dependence on a strong brand image; (7) our direct business growing consistently with our growth strategy; (8) our information technology systems supporting our current and growing business, before and after our planned upgrades; (9) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (10) our dependence upon key executive management or our inability to hire or retain additional personnel; (11) disruptions in our supply chain and distribution facility; (12) our lease obligations; (13) our reliance upon independent third-party transportation providers for all of our product shipments; (14) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (15) the seasonality of our business; (16) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (17) the impact of governmental laws and regulations and the outcomes of legal proceedings; (18) our maintaining effective internal controls; and (19) our ability to protect our trademarks or other intellectual property rights.